GUARANTEE AGREEMENT

THIS AGREEMENT made effective the 30th day of December, 2003.

BETWEEN:

TASEKO MINES LIMITED and its subsidiary, Gibraltar Mines Limited (“Gibraltar”), corporations existing under the laws of British Columbia and having their business offices at Suite 1020 – 800 West Pender Street, Vancouver, British Columbia V6C 2V6

(for convenience herein, together “Taseko”)

AND:

The Persons Who Have Executed This Agreement On Schedule A Hereto

(the “Guarantors”)

WHEREAS:

(A)                Pursuant to a Guarantee Agreement dated December 30, 2003 made by Gibraltar Mines Limited (“Gibraltar”), a wholly-owned subsidiary of Taseko, and Taseko, in favour of Her Majesty the Queen in Right of the Province of British Columbia (the “Province”) (the “Guarantee Agreement”) Gibratar and Taseko agreed to guarantee certain obligations relating to the proposed reactivation of the Gibraltar Mine;

(B)                The Guarantors who are insiders of Taseko have agreed to jointly and severally guarantee up to $4.5 million of Taseko’s obligations under the Guarantee Agreement (the “Taseko Guarantee”) subject to the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES:

Guarantee Consideration

1.                In consideration of the guarantee provided by Taseko to the Province, Taseko hereby agrees to grant to the Guarantors the following consideration (the “Bonus”):

(a)                the allotment and issuance, as fully paid and non-assessable, of 225,000 common shares of Taseko, such shares having an agreed value of $2.00 per share. The shares will be issued upon TSX Venture acceptance hereof; and

(b)                Taseko and Gibraltar shall provide, upon written request of the Guarantors, a registrable subordinated security interest on the present and after acquired property of the Company and Taseko shall grant by way of security agreement, mortgage or other like encumbrance, the requisite security at the time of such request.

Term

2.                The term of the Guarantee hereby provided shall be a maximum of two years from the date of execution hereof. Taseko agrees to cause Gibraltar to discharge the Gibraltar Guarantee and consequently the Taseko Guarantee, within said period.

Borrower’s Additional Covenants

3.                  Taseko further covenants with the Guarantors that:

(a)                 Taseko will comply with the terms of the Taseko Guarantee and use its best efforts to discharge obligations arising thereunder as soon as possible after the date hereof and shall indemnify and save harmless the Guarantors from any loss or claim arising out of the Taseko Guarantee;

(b)                will keep insured its property and assets in a prudent fashion to the full extent of the value thereof and will provide the Guarantors with evidence of same; and

(c)                 will not dispose of any material portion of its properties or assets without the written consent of the Guarantors.

Default of Taseko Guarantee

4.                In the event the Guarantors are called upon to honour their guarantee as a result of a default by Taseko under the Taseko Guarantee or in the case of default by Taseko of any other term hereof and, in addition to the other obligations herein contained, Taseko agrees that:

(a)                 the Guarantors shall be entitled to interest at the rate of 21% per annum on any amounts actually paid to or seized by the Province until such time as such amounts are repaid by Taseko to the Province or the Guarantors and the Province releases the Guarantors’ security;

(b)                the Guarantors may, upon 60 days’ notice, immediately realize upon their security interest in and to the property and assets of Taseko and may appoint a receiver with authority to seize and dispose of same for the benefit of the Guarantors;

(c)                 the Guarantors shall be subrogated in all of the rights of the Province pursuant to the Taseko Guarantee and such subrogation shall be in addition to any other rights to which the Guarantors are entitled hereunder or by applicable law; and

(d)                Taseko will indemnify and save harmless the Guarantors from any loss, cost or claim hereunder or as a result of giving the Guarantee contemplated hereby.

Canadian Venture Exchange Acceptance

5.                The Bonus herein provided shall be subject to acceptance by the TSX Venture Exchange (“TSXV”) which Taseko shall use all reasonable efforts to obtain. If the TSXV does not accept the Bonus application, Taseko and the Guarantors shall negotiate in good faith to provide alternative compensation to the Guarantors economically equivalent to the Bonus, which alternative arrangement will also be subject to TSXV approval.

General Provisions

6.                This Agreement has been made in the Province of British Columbia and shall be construed and enforced in accordance with the laws of that Province.

7.                This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8.                The rights of the Guarantors in this Agreement are in addition to and not in substitution of any other rights provided for guarantors under the Law and Equity Act.

9.                 This Agreement was prepared by Lang Michener acting for Taseko and each of the Guarantors will obtain independent legal advice with respect to this matter.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above-written.

TASEKO MINES LIMITED

Per:
Authorized Signatory

GIBRALTAR MINES LIMITED

Per:
Authorized Signatory

THE GUARANTORS

			Amount	Bonus
	Name	Signature	Guaranteed	Shares

(a)	Robert A. Dickinson		$900,000	45,000

(b)	Ronald W. Thiessen		$900,000	45,000

(c)	Jeffrey R. Mason		$900,000	45,000

(d)	Scott D. Cousens		$900,000	45,000

(e)	David J. Copeland		$900,000	45,000

			$4,500,000	161,790